Exhibit 10(b)(5)
                            DATED     18 January 1991
                            -------------------------



                             HOWARD THOMAS GIBSON
                                    - and -
                                JOAN GIBSON (1)

                        CHEMFAB HOLDINGS U.K. LIMITED (2)

                           CHEMICAL FABRICS EUROPE (3)






                       _____________________________________

                           SHARE PURCHASE AGREEMENT
                                relating to
                         Fluorocarbon Fabrications Limited
                       _____________________________________






                              Withers
                              20 Essex Street
                              London
                              WC2R 3AL

                              Tel:  071-836 8400
                              Tlx:  24213 WITHER G
                              Fax:  071-240 2278
                              Ref:  CAS



                                 CONTENTS


                                                                   Page No.

     PARTIES

     RECITALS

1.   Interpretation                                                      1

2.   Sale of Shares                                                      2

3.   Consideration                                                       3

4.   Completion Accounts                                                 3

5.   Escrow Account                                                      5

6.   Completion                                                          6

7.   Loans                                                               8

8.   Restriction on Vendors                                              8

9.   Warranties                                                         11

10.  Limitation of Liability                                            12

11.  Nature of obligations                                              16

12.  Confidentiality and Announcements                                  17

13.  Further Assurance                                                  17

14.  Employees                                                          17

15.  Costs                                                              18

16.  Waiver of Pre-emption Rights                                       18

17.  Notices                                                            18

18.  Miscellaneous                                                      18

Schedule 1     -    Vendors                                             22

Schedule 2     -    Definitions                                         23

Schedule 3     -    Directors                                           26

Schedule 4     -    Representations and Warranties                      27

Schedule 5     -    Deed of Indemnity                                   50

Schedule 6     -    Fixed Assets                                        57



THIS AGREEMENT is made the 18 of January 1991

PARTIES:-

(1) The Persons whose names and addresses are set out in the first column of Schedule 1 (together called "the Vendors"); and

(2) CHEMFAB HOLDINGS U.K. LIMITED ("the Purchaser") a company registered in England under number 2560118 with its registered office at 20 Essex Street, London WC2R 3AL

(3) CHEMICAL FABRICS EUROPE ("the Guarantor") a company registered in Ireland with its registered office at Kilrush, County Clare, Republic of Ireland.

RECITALS:-

(A) The Vendors and Chemical Fabrics Corporation ("Chemfab") entered into Heads of Agreement on 5th November 1990 ("the Heads of Agreement") pursuant to which the Vendors agreed subject to contract to sell all of the issued and allotted shares of the Company to Chemfab or its Affiliate as therein defined

(B) The Vendors are the beneficial owners of the whole of the issued and allotted shares of the Company (as defined in Schedule 2) in the respective amounts set out opposite their names in Schedule 1.

(C) The Vendors have the right, power and authority to sell and procure the transfer of such shares free from any claims, charges, liens, encumbrances of equities.

(D) The Purchaser is an affiliate of Chemfab and wishes to purchase and the Vendors wish to sell the issued and allotted shares of the Company owned by the Vendors on the terms and conditions and on the basis of the representations, warranties, undertakings, agreements and indemnities hereinafter mentioned.

NOW IT IS HEREBY AGREED:-

1.        INTERPRETATION

1.1 In this Agreement and in the Schedules except where the context otherwise requires the words and expressions defined in Schedule 2 shall have the meanings respectively there given to them.

1.2 Subject to Clause 1.1, words and phrases the definitions of which are contained or referred to in Part XXVI Companies Act 1985 shall be construed as having the meaning thereby attributed to them.

1.3 References to statutory provisions shall be construed as references to those provisions as re-enacted or as their application is modified by other provisions (whether before or after the date hereof but not so as to increase or impose any liability upon the Vendors under the Warranties or Indemnities) from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification) and shall also include statutory instruments or orders from time to time made pursuant to them.

1.4 Any document expressed to be "in the approved form" means a document approved by (and for the purpose of identification signed by or on behalf of) the parties hereto.

1.5 References to clauses and schedules are references to clauses and schedules in this Agreement and references to sub-clauses are, unless otherwise stated, references to sub-clauses of the clause in which the references appear.

1.6 The headings in this Agreement and the Schedules are inserted for convenience only and shall not affect the construction of this Agreement.

2.        SALE OF SHARES

2.1 Subject to the terms of this Agreement each of the Vendors as beneficial owner shall sell and the Purchaser shall purchase, free from all liens, charges, adverse claims and encumbrances and together with all rights now or hereafter attaching thereto the number of ordinary shares in the capital of the Company set opposite his name in the second column of Schedule 1.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.        CONSIDERATION

3.1 Subject to Clauses 3.2 and 4 below, the price payable to the Vendors for the Sale Shares ("the Purchase Price") will be TWO HUNDRED THOUSAND POUNDS (Pounds 200,000).

3.2       The Purchase Price will be satisfied by payments in cash as follows:

3.2.1 The sum of Pounds 175,000 by telegraphic transfer to the Vendors' Solicitors designated bank at Completion;

3.2.2 The sum of Pounds 25,000 into an interest bearing deposit account in the joint names of the Purchaser's Solicitors and the Vendors' Solicitors ("the Escrow Account") on the terms set out in Clause 5.

4.        Completion Accounts

4.1.1 As soon as practicable and in any event within 45 days of Completion the Vendors' Accountants (at the cost of the Vendor or (so far as may be lawful so to do) as a cost accrued to the Company) will prepare a balance sheet of the Company as at the date of Completion and a profit and loss account of the Company for the period from 1 November 1990 to the close of business on the day before the date of Completion ("the Completion Accounts") and a certificate of the Net Asset Value of the Company as at Completion (the "NAV Certificate") using the same accounting policies as used in the Accounts and deliver the Completion Accounts and the NAV Certificate to the Purchaser.

4.1.2 At its election and at its own cost the Purchaser will either carry out its own audit or review the work of the Vendors' Accountants and within 45 days of delivery of the NAV Certificate notify the Vendors as to whether or not it approves the NAV Certificate.

4.1.3 In the event that the Purchaser shall not within such period of 45 days agree the Net Asset Value then the Vendors and the Purchaser shall together attempt to resolve any such written queries and observations that have been raised by the Purchaser with regard thereto. If no such resolution has been agreed between the parties within a further period of 14 days of notification to the Vendors by the Purchaser, the matter shall be referred to an independent firm of chartered accountants as may be appointed by agreement between the Vendors and the Purchaser or, failing such agreement within 7 days, by the President of the Institute of Chartered Accountants in England and Wales for the time being. The decision of such chartered accountants (acting as experts and not as arbitrators) shall, in the absence of manifest error, be final and binding upon the parties and shall be incorporated in or otherwise dealt with in the NAV Certificate. The fee of such chartered accountants shall be borne as such independent firm shall determine, or, in the absence of any such determination, equally by the Vendors and the Purchaser.

4.1.4 In the event that the Purchaser does not raise any queries or observations in respect of the Completion Accounts and the N.A.V. Certificate within 45 days of their delivery to it or if they shall agree the Completion Accounts and the N.A.V. Certificate then (and in either such case) the Net Asset Value shall be as stated in the N.A.V. Certificate and the Purchaser shall be deemed to have agreed for all purposes of this Agreement the Net Asset Value of the Company.

4.1.5 IT IS HEREBY AGREED that in preparing the Completion Accounts and the N.A.V. Certificate, the Vendors' Accountants shall not be required to re-circulate any of the debtors of the Company in respect of debts in respect of which contact was made in the preparation of the Accounts but the Purchasers may, if they so decide and to the extent that time permits in accordance with Clause 4.1.2, re-circulate such debtors in carrying out their review under such Clause.

4.2 In the event that the Net Asset Value is agreed, certified or determined to be more or less than SEVENTY SIX THOUSAND POUNDS (Pounds 76,000) sterling as at Completion, the Purchase Price shall be accordingly increased or decreased respectively on a pound for pound basis.

4.3 For the purposes of the NAV Certificate, the Fixed Assets of the Company, being those listed in Schedule 6, shall be deemed to have an aggregate fair value of TWELVE THOUSAND SIX HUNDRED AND TEN POUNDS (Pounds 12,610) sterling. In addition stock will be valued on the same basis as in the accounts for the periods ended 31 October 1989 and 31 October 1990 using the same accounting principles consistently applied.

4.4 For the purposes of this Agreement, Fixed Assets shall be defined as only the property, plant and equipment owned by the Company at Completion shown in Schedule 6.

4.5 Immediately following completion of the Completion Accounts and agreement or adjudication of the NAV Certificate the Purchaser shall procure the resignation of the Vendors Accountants as Auditors of the Company, together with their acknowledgment that no monies are owed to them by the Company and a statement in accordance with Section 394 of the Companies Act 1985.

5.        Escrow Account

          Upon agreement or adjudication of the NAV Certificate:-

5.1 if the Net Asset Value is greater than Pounds 76,000, an amount equal to the excess over Pounds 76,000 will be paid in cash to the Vendors together with the amount (including interest) in the Escrow Account within five (5) working days.

5.2 if the Net Asset Value is found to be less than Pounds 76,000 but not less than Pounds 51,000, the difference below Pounds 76,000 will be paid out of the Escrow Account to the Purchaser within five (5) working days together with interest accrued on that amount from Completion until the date of payment;

5.3 if the Net Asset Value is found to be less than Pounds 51,000, in addition to the payment out of the Escrow Account pursuant to Clause 5.2, the Vendors will pay the balance of the Purchaser within five
          (5) working days;

5.4 the remaining balance in the Escrow Account after the application of Clause 5.2 above, together with accrued interest, will then be immediately paid out to the Vendors as the balance of the Purchase Price;

5.5 if the Net Asset Value is found to be exactly Pounds 76,000, the balance in the Escrow Account (including interest) will be paid to the Vendors within five (5) working days.

5.6 any sums which are not paid to the other party as required under Clause 5.1 or 5.3 or Clause 7 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 4% per annum over the base rate of the National Westminster Bank Plc from that date up to and including the date of actual payment of such sums.

6.        COMPLETION

6.1 Subject to the provisions of this clause Completion shall take place on 17 January 1991 whereupon:

6.1.1     The Vendors shall deliver to the Purchaser:

6.1.1.1 duly executed transfers of the Shares by the registered holders thereof in favour of the Purchaser or its nominees together with the relevant share certificates;

6.1.1.2 statements in respect of all bank accounts of the Company as at a date not more than 2 working days before Completion and all cheque books and bankers' cards in respect thereof;

6.1.1.3 such waivers or consents in the approved form as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares; and

6.1.1.4 the Supply Agreement in the approved form signed by Aerovac Systems (Keighley) Ltd;

6.1.2     The Vendors shall deliver to the Purchaser:

6.1.2.1   the Deed of Indemnity duly executed by the covenantors named therein;


6.1.2.2 all the statutory and other books (duly written up to but excluding the date of Completion) of the Company and its certificate of incorporation and common seal;

6.1.3     The Vendors shall procure:

6.1.3.1 a board meeting to be held at which such persons as the Purchaser shall before completion have nominated to be appointed as directors and as new secretary of the Company be appointed and, upon such appointment, forthwith cause the Directors and the secretary or secretaries of the Company to retire from their respective offices and as employees each delivering to the Purchaser a letter under seal in the approved form acknowledging that the person so retiring has no claim or right of action outstanding of whatever nature against the Company excluding sums due to them pursuant to Clause 7 but including but not limited to claims or rights of action for breach of contract wrongful dismissal, compensation for loss of office, unfair dismissal or redundancy;

6.1.3.2 amendment of all authorities to the bankers of the Company relating to bank accounts to give authority to such persons as the Purchaser may prior to Completion have nominated to operate the same;

6.1.3.3 the repayment of all loans due to the Company from and all loans due from the Company to every other company in the issued share capital of which the Vendors have directly or indirectly an interest;

6.1.3.4 save as provided in Clause 7 below, the repayment of all loans due from the Company to and all loans due to the Company from directors or employees of the Company including repayment of the loan from the directors' pension scheme by the Company;

6.1.3.5 the payment up to Completion of all directors' fees, expenses, pensions configurations and bonuses (if any) of all directors in the amounts disclosed in the Disclosure Letter;

6.1.4     The Purchaser shall:

6.1.4.1 pay the amount of Pounds 175,000 as provided by Clause 3 (payment to be made by way of banker's draft or telegraphic transfer to the Vendors' whose receipt shall be an absolute discharge and the Purchaser shall not be concerned with the allocation or distribution amongst the Vendors of any sum paid by way of consideration hereunder); and

6.1.4.2 deliver to the Vendors a counterpart of the Deed of Indemnity duly executed by the Purchaser and the Company;

6.1.4.3 deliver to the Vendors the Supply Agreement in the approved form signed by its affiliate Chemical Fabrics Europe.

7.        LOANS

7.1 The Vendors agree to provide the Company an interest free loan of Pounds 54,231 representing part of the ACT paid on 14 November 1990 on the pre-sale dividend of Pounds 200,000 declared in the period ended 31 October 1990. The Purchaser hereby undertakes to procure the Company to repay the loan on the date and to the extent the Company receives the ACT refund or any part thereof without set-off or any reduction in mainstream corporation tax attributable thereto. The Vendors acknowledge that in respect of Pounds 47,543 of the loan the Purchaser's undertaking is limited to taking no action to prevent collection or remittance to the Vendors by the Vendors' Accountants in accordance with a letter of instruction by the Company to the Vendors' Accountants dated 14 December 1990. The Purchaser undertakes to file its 1991 Corporation Tax Return at the earliest possible date once the audited figures are available to complete such calculation and further undertakes itself and undertakes to procure that the Company and all of its holding and subsidiary companies take no steps which will cause a delay or reduction in the ACT refund or the said reduction in mainstream corporation tax.

7.2 In addition the Vendors will maintain a loan to the Company in an amount sufficient at the date of Completion to ensure that the Company does not have an overdraft in its bank account being the sum of Pounds NIC. The Purchaser hereby undertakes to procure the Company to repay the loan referred to under this Clause 7.2 as soon as funds are available but in any event within 90 days of Completion.

8.        RESTRICTIONS ON VENDORS

8.1 The Vendors hereby undertake with the Purchaser and the Company that except with the written consent of the Purchaser they, either separately or together will not:

8.1.1 for the period of five (5) years from Completion, directly or indirectly, on their own account or jointly with or for any other person, firm or company be engaged or concerned or interested in any business, firm or company carrying on business in the area comprising the United Kingdom and France which is competitive with any business carried on by the Company within 2 years prior to Completion, provided that nothing in this clause shall prevent any of the Vendors from being the holder of or from being beneficially interested in any class of securities in any company if such class of securities is listed on The Stock Exchange, traded in the Unlisted Securities Market or any other recognised stock exchange where the relevant Vendor neither holds nor is beneficially interested in more than a total of 5 per cent of all the issued securities of that class; or

8.1.2 for a period of five (5) years from Completion either personally or by their agent or by letters, circulars or advertisements and whether for themselves or on behalf of any person, firm or company, canvass or solicit orders for goods [of similar type to those being manufactured or dealt in or for services similar to those being provided by the Company within 2 years prior to Completion] from any person, firm or company who or which is at Completion or has been at any time within eighteen months prior to Completion a customer of the Company; or

8.1.3 at any time hereafter make use of or disclose or divulge to any third party (other than to officers or employees of the Company while it remains under the ownership and control of the Purchaser and whose province it is to know the same or to the Purchaser, or except insofar as they shall have a statutory duty so to do) any information of a secret or confidential nature relating to any business of the Company. This restriction shall cease to apply to any information or knowledge which may come into the public domain other than through the act or default of either of the Vendors; or

8.1.4 at any time hereafter in relation to a business competitive with any business carried on by the Company in the period 2 years prior to Completion use or (insofar as they can reasonably do so) allow to be used any trade name (save for "Fluorovac") used by the Company at Completion or any other name intended or likely to be confused therewith; or

8.1.5 at any time during the period of 3 years hereafter solicit or induce, or endeavour to solicit or induce, anyone other than the Vendors who is an employee of the Company at the date hereof or at Completion to leave the employment or service of the Company save with the prior written consent of the Purchaser.

8.2 The reference to the Company in clause 8.1 shall include its successors in business.

8.3 Each of the covenants contained clause 8.1 shall be enforceable by the Purchaser independently of each of such other covenants and shall not be affected by any unenforceability or invalidity of any or such other covenants.

8.4 The Vendors hereby acknowledge and agree that having obtained professional advice, the covenants contained in this clause are fair and reasonable in the context of this Agreement as a whole.

8.5 If any of the restrictions contained in this clause shall be found to be void but would be valid if some part thereof were deleted, or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

8.6 Nothing contained in this Agreement shall prevent the Vendors, either separately or together, from directly or indirectly, on their own account or jointly with or for any other person, firm or Company be engaged or concerned or interested in and may either personally or by their agent or by letters, circulars or advertisements and whether for themselves or on behalf of any person, firm or Company canvass or solicit orders for goods in relation to:-

8.6.1 any business engaged in the cutting and forming of PTFE glass cloth shapes for sale into the composite fibre reinforced resin, electronic/PCB and glass laminated industries; and

8.6.2     vacuum/pressure composite film lamination.

9.        WARRANTIES

9.1 The vendors jointly and severally warrant to the Purchaser in the terms of Schedule 4 as at Completion and it is hereby declared that the Purchaser has entered into this Agreement in reliance on the Vendors so warranting.

9.2 The Warranties are given subject to matters expressly disclosed in the Disclosure Letter and to the other provisions of this Agreement but no other information relating to the Company of which the Purchaser has knowledge (actual, imputed or constructive) shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable.

9.3 The Warranties set out in each sub-paragraph or paragraph of Schedule 4 shall be separate and independent, and save as expressly provided, shall not be limited by reference to any other sub-paragraph or anything in this Agreement or the Schedules.

9.4 The Vendors hereby acknowledge to and agree with the Purchaser (as trustee for the Company) that, in making the Warranties and preparing the Disclosure Letter, the Vendors have not relied on any information or advice supplied or given by the Company or its officers and employees and hereby waive any rights which they may have against them in respect of any misrepresentation, inaccuracy or omission in or from any such information and advice.

9.5 Where any of the Warranties is qualified by the words "to the best of the knowledge, information and belief of the Vendors" or "as far as the Vendors are aware" or any similar expression there shall be deemed to be included (save where expressly stated) an additional warranty that the Vendors have made due and careful enquiry in respect of such matters.

9.6 The Vendors hereby warrant to the Purchaser (for itself and as trustee for and for the benefit of the Company that they will at all times keep the Purchaser and the Company indemnified from and against all costs, claims, damages, demands, expenses, losses and liabilities which the Purchaser and/or the Company may sustain incur or pay by reason of any breach or non-fulfillment of any of the Warranties numbered 3, 5, 7, 8, 9, 18.2, 18.4, 24, 25, 27 and 40.

10.       LIMITATION OF LIABILITY

10.1 The liability of the Vendors under this Agreement (which for the avoidance of doubt for the purposes of this Clause shall be deemed to include the Schedules thereto) and under the Deed of Indemnity shall be limited in accordance with the following provisions of this Clause notwithstanding any other provision of this Agreement or the Deed of Indemnity and where any such other Provisions appear to be in conflict or inconsistent with this Clause the provisions hereof shall prevail.

10. 2 The liability of the Vendors under this Agreement and under the Deed of Indemnity shall in respect of matters relating to Tax cease six years from the Completion Date and in relation to all other matters shall cease on 31st January 1993 unless as regards any alleged specific breach of any of the warranties or any Tax Claim notice in writing (containing details of the circumstances giving rise to such breach or claim, the nature thereof and the total amount or alleged liability therefor), shall have been served on the Vendors within the respective periods aforementioned and further provided that proceedings shall have been commenced and served on the Vendors within six months of the giving of the notice as aforesaid.

10.3 The liability of the Vendors under this Agreement and under the Deed of Indemnity including for this purpose all reasonable costs and expenses of or incidentals to the negotiation, presentation and settlement of any claim which the Vendors agree to pay shall not in aggregate exceed Pounds 200,000 subject to adjustment following the Completion Audit.

10.4 The Purchaser shall not be entailed to make any claim under the Warranties or under the Deed of Indemnity until the aggregate of all claims has reached Pounds 5,000 when the whole of such claims shall be presented by the Purchaser to the Vendors for payment.

10.5 The Vendors shall have no liability under this Agreement in respect of any loss if and to the extent that the same is covered by any policy of insurance effected by the Company at the date hereof under which the Purchaser is able to recover its loss.

10.6 The Purchaser shall have no claim against the Vendors under the provisions of this Agreement to the extent of the amount of any specific provision or reserve in the Completion Accounts or note in the Accounts for any liabilities (including but not limited to contingent unqualified and disputed liabilities and including provisions for Tax) which would otherwise have been the subject of such claim.

10.7 The Vendors shall have no liability under this Agreement for any claim which would not have arisen but for some voluntary act or transaction carried out by or on behalf of the Purchaser and/or the Company after Completion.

10.8 The Purchaser shall have no claim against the Vendor under this Agreement to the extent that such claim arises as a result only of any provision or reserve in respect thereof being insufficient by reason of an increase in rates of Tax made after the Accounting Date.

10.9 The Purchaser (which shall for this purpose include the Company) shall not be entitled to recover from the Vendors under this Agreement and under the Deed of Indemnity more than once in respect of the same damage suffered.

10.10 In the event of the Purchaser becoming aware of any claim under this Agreement (as opposed to a claim under the Deed of indemnity) it shall as soon as reasonably practicable procure that notice of such claim and circumstances giving rise thereto is given to the Vendors. Subject to being fully indemnified by the Vendors to its reasonable satisfaction the Purchaser or the Company as appropriate will at the request and cost of the Vendors take such action as the Vendors may reasonably request to enforce any claim which either the Purchaser or the Company may have against any third party in respect of such claim under this Agreement and shall account to the Vendors for any amount recovered.

10.11 If any provision for any liabilities including contingent unquantified and disputed liabilities and including provisions for Tax or in respect of any assets (including debts) reflected in the Accounts or the Completion Accounts proves to have been unnecessary or if the Company recovers any debts or parts thereof which have been treated as doubtful or bad for the purposes of the Accounts or the Completion Accounts the amounts of such provision or recovery as the case may be shall be set off against the liability (if any) of the Vendors under this Agreement or under the Deed of indemnity.

10.12 Any amount paid by the Vendors to the Purchaser under this Agreement or under the Deed of Indemnity shall be treated as a reduction in the Purchase Price payable to the Vendors hereunder and any sum subsequently received or benefit received by the Purchaser or the Company from third parties in respect of any amount paid by the Vendors under this Agreement or under the Deed of Indemnity shall forthwith be paid to the Vendors.

10.13 The Purchaser hereby warrants and represents, to the Vendors that, at the date hereof, Purchaser is not aware of any matters fact or thing as may be inconsistent with any of the Warranties or that may give rise to any liability on the part of the Vendors hereunder.

10.14 If any breach or claim arising under the Warranties or under the Indemnities shall arise by reason of some liability of the Company which, at the time the breach is notified to the Vendors, is contingent only, the Vendors shall not to be under any obligation to make any payment to the Company or the Purchaser thereunder until such time as the contingent liability shall become an actual liability.

10.15 No liability shall attach to the Vendors under the Warranties to the extent that

          (a) the Net Asset Value (after making allowance for Taxation or adjustments to capital allowances and other consequential adjustments) of the Company is increased by reason that:-

               (i) any assets held at Accounts Date were not included in the Accounts or the value of any such assets shall have been understated in the Accounts;

               (ii) any losses or other allowable sums previously unutilised become available for set off against Tax;

          (b) the subject matter thereof is fully taken into account in determining the Net Asset Value of the Company.

10.16 No breach of the Warranties or claim under the Indemnities shall in any event give rise to a right on the part of the Purchaser to rescind or terminate this agreement following Completion. The sole remedy of the Purchaser in respect of any breach of the Warranties shall be in damages.

10.17 Nothing herein or in the Warranties or the Indemnities shall be deemed to relieve the Purchaser or the Company from any common law duty to mitigate any loss or damage incurred by either of them.

10.18 The Purchaser hereby acknowledges that no reliance has been placed nor will at any time hereafter be placed by the Purchaser on any representation or warranty (whether expressed or implied and whether written or oral) relating to the Company other than the Warranties and accordingly all representations and warranties (whether expressed or implied, statutory or otherwise) on the part of the Vendors other than the Warranties are hereby excluded.

10.19 The Purchaser shall not be entitled to make any claim under or pursuant to the Warranties or the Deed of Indemnity in relation to:

10.19.1 any matter where the claim arises as a result of, or would not have arisen but for, legislation not in force at the date of this Agreement, or any change in legislation with retrospective effect after the date of this Agreement;

10.19.2 any claim which has been made good or is otherwise compensated for otherwise than by the Company or the Purchaser.

10.20.1 Within 30 days after circumstances have come to the notice of the Purchaser or the Company which will, or are likely to, or may give rise to a claim under the Warranties or the Deed of Indemnity give to the Vendors written notice of such claim and in particular (but without prejudice to the generality of the foregoing) shall give such written notice of any claim by or against, or any liability of or to any third party (or of circumstances which become known to the Purchaser and/or the Company likely or capable of giving rise to any such claim or liability) in consequence of which the Vendors will or may become liable for a claim under the Warranties or the Deed of Indemnity, and further shall not settle or compromise any such claim or liability without the prior written consent of the Vendors (such consent not to be unreasonably withheld or delayed); and

10.20.2 at all times allow the Vendors and its professional advisers and other agents access to and to inspect and take copies of, all necessary books, and files and records of the Company for the purpose of assessing and dealing with any such claim or liability.

10.21 If the Purchaser is entitled to make a claim both under the Warranties and under the Deed of Indemnity, the claim shall be made first under the Warranties, and any amount payable under the Deed of Indemnity shall be reduced to the extent such claim.

11.       NATURE OF OBLIGATIONS

11.1 Each of the Obligations shall be binding on the respective successors, estates and personal representatives of the Vendors.

11.2 If any shares in the Company shall at any time be sold or transferred the benefit of each of the Obligations shall be assignable to the purchaser or transferee of such shares without the consent of the Vendors if the purchaser or transferee is an associated company of the Purchaser and with the consent of the Vendors (such consent not to be unreasonably withheld) in any other case. Such purchaser or transferee shall be entitled to enforce each of the Obligations against the Vendors as if he were named herein as the Purchaser.

11.3 Save as aforesaid none of the rights or obligations hereunder may be assigned or transferred to any other person.

11.4 Warranties representations indemnities covenants agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

12.       CONFIDENTIALITY AND ANNOUNCEMENTS

          The terms of the letter agreement dated 2nd July 1990 remain in full force and effect save that from and after the execution of this Agreement the Purchaser may make any disclosure or public announcement it thinks fit or is required to make to comply with the requirements of state or federal regulations or laws or the requirements of any stock exchange provided that the Purchaser shall consult with the Vendors if a proposed announcement refers to the Vendors or to Aerovac Systems (Keighley) Limited.

13.       FURTHER ASSURANCE

          The Vendors (at the Purchaser's reasonable request and expense) and the Purchaser shall do and execute and perform all such further deeds, documents, assurances, acts and things as either of them may reasonably require by notice in writing to give effect to the terms of this Agreement.

14.       EMPLOYEES

14.1 The Vendors shall for a period of 6 months after Completion endeavour to cause R. A. Knox to remain in the employment or as a consultant or adviser to the Company after Completion.

14. 2 The parties acknowledge that other employees of the Company will be made redundant or dismissed on or after Completion. The Purchaser agrees to consult with the Vendors in connection with such matters and contribute up to Pounds 2,500 in relation thereto. Any additional liability to such employees for compensation for termination of employment or redundancy shall be borne by the Vendors and not by the Company.

15.       COSTS

          Save as for the costs of the Vendors' Accountants referred to in Clause 4.1, each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

16.       WAIVER OF PRE-EMPTION RIGHTS

          Each of the Vendors hereby waives all rights (if any) which he may have under the articles of association of the Company or in any other way to have any of the Shares offered to him for purchase before such Shares may be offered to any other person.

17.       NOTICES

          Any notice required to be given by any of the parties hereto to any of the others shall be deemed validly served by prepaid registered or recorded delivery letter sent through the post to its address given herein and in the case of the Purchaser copied simultaneously to the Purchaser's solicitor and in the case of the Vendors copied to the Vendors' Solicitor and any notice so served shall be deemed to have been served 48 hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted.

18.       MISCELLANEOUS

18.1 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties hereto and it is expressly declared that no variations hereof shall be effective unless made in writing and executed by the parties hereto or their duly authorised representatives.

18.2 This Agreement shall be governed by English law and the parties hereby submit to the jurisdiction of the English Courts.

18.3 In consideration of the Vendors entering into this Agreement and the Deed of Indemnity, the Guarantor hereby covenants with the Vendors and each of them as primary obligations of the Guarantor:-

18.3.1 to procure that the Purchaser shall duly perform all its respective obligations under this Agreement and the Deed of Indemnity (including all variations, extensions and renewals thereof);

18.3.2 if and whenever the Purchaser shall be in default in the payment when due of any amount payable under any such Agreement, within 5 days after being given notice to that effect by the Vendors to pay all amounts then payable by the Purchaser as though the Guarantor instead of the Purchaser was expressed to be principal debtor; and

18.3.3 to indemnify the Vendors and each of them against-all costs and expenses (including legal fees) which they or either of them may pay or incur in collecting any amounts payable by the Purchaser or the Guarantor and referred to in sub-clause 18.3.2 above.

18.4 Where the Purchaser has failed to pay any amounts due and owing under this Agreement and/or the Deed of Indemnity but the Vendors are unable to recover the same under the Guarantee by reason of any legal limitation, disability or incapacity or any other matter or thing whether known to the Vendors or not, the Vendors shall nevertheless be entitled to recover such amounts from the Guarantor on the basis of an indemnity.

18.5 The Guarantor acknowledges that the liability of the Guarantor under this clause shall not be discharged or affected in any way by time being given to the Purchaser or by any other indulgence or concession being granted to the Purchaser, or by any variation, extension or renewal of this Agreement or the Deed of Indemnity or by any other act, omission, dealing, matter or thing whatsoever (including, without limitation, any change in the Memorandum or Articles of Association of the Purchaser of the Guarantor or the liquidation, dissolution, reconstruction or amalgamation of the Purchaser or the Guarantor) which but for this provision might operate to release the Guarantor from its obligations under this clause.

18.6 This Guarantee is a continuing guarantee and shall remain in force until all obligations of the Purchaser hereby guaranteed have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or a right against any third party which the Vendors or either of them may have for the due performance of the obligations concerned provided always that the Vendors will use all reasonable efforts to mitigate their losses and in no circumstances shall they be entitled to recover more than once in respect of the same claim or loss.


SIGNED by HOWARD THOMAS            )    /s/ Howard Thomas Gibson
GIBSON in the presence of:         )    ------------------------



SIGNED by JOAN GIBSON              )    /s/ Joan Gibson
in the presence of:                )    ---------------




SIGNED by                          )
for and on behalf of               )
CHEMFAB HOLDINGS U.K. LIMITED      )
in the presence of:                )




SIGNED by                          )    /s/ Gabriel O'Gara
for and on behalf of               )    ------------------
CHEMICAL FABRICS EUROPE            )
LIMITED in the presence of:        )


SCHEDULE 1


THE VENDORS




     (1)                                     (2)

     Name and Addresses
     of Vendors                              Shares
     -----------------------                 ------

     Howard Thomas Gibson                    5,000
     of Aireville, Greenhead Lane,
     Utley, Keighley,
     Yorkshire

     Joan Gibson                             5,000
     (as above)                              ---------
                                             10,000




                               SCHEDULE 2

                               DEFINITIONS



"the Accounting Date"    means 31st October 1990;

"the Accounts"           means the audited balance sheets of the Company, as at
                         the Accounting Date and the audited profit and loss account of the Company for the year ending on the Accounting Date and any notes, reports and documents contained therein or annexed thereto;

"CGTA 1979"              means the Capital Gains Tax Act 1979;

"the Company"            means Fluorocarbon Fabrications Limited a company
                         registered in England under number 1300643 and incorporated on 4th April 1977 as a private company limited by shares under the Companies Acts 1948 to 1967;

" Completion "           means completion of the sale and purchase of the
                         Shares;

"the Completion
Accounts"                has the meaning given in Clause 4.1.1;

"the Deed of Indemnity"  means a deed of today's date in the form set out in
                         Schedule 5;

"the Directors"          means the persons listed in Schedule 3;

"the Disclosure Letter"  means the letter including all attachments thereto and documents expressly referred to therein of even date herewith from the Vendors' Solicitors to the Purchaser's Solicitors;

"the Indemnities"        the indemnities contained in the Deed of Indemnity;

"the Net Asset Value"    the aggregate of the capital and reserves of the
                         Company as at Completion as shown by the Completion
                         Accounts including Fixed Assets as defined in Clause
                         4.4 but excluding any prepaid rent or insurance premiums;

"the Obligations"        means each of the obligations, warranties and
                         undertakings undertaken or given by the Vendors or either of them in or pursuant to this Agreement;

"the Purchase Price"     means the consideration for the Shares determined in
                         accordance with Clauses 3.1, 3.2 and 4;

"the Purchaser's
Accountants"             means Messrs. Ernst & Young of Commercial Union House,
                         Albert Square, Manchester M2 6LP

"the Purchaser's
Solicitors"              means Messrs. Withers of 20 Essex Street, London, WC2R
                         3AL Reference PWD/CAS;

"the Records"            means all lists of customers, books, accounts,
                         ledgers, financial and other records and other documents of whatever kind relating to the Company and whether electronically or magnetically or otherwise stored or recorded;

"the Shares"             means the shares to be bought and sold pursuant to
                         Clause 2.1;

"the Supply Agreement"   means the supply agreement of even date herewith
                         relating to PTFE glass cloth, skived PTFE film products and all other fluoro-polymer containing products supplied by Chemical Fabrics Europe to Aerovac Systems (Keighley) Limited

"Tax" includes all forms of tax, charge, impost, duty, levy, liability or sum of whatever kind payable in respect of income, profits, distributions, assets, gains and receipts of all kinds or otherwise at the instance of the Revenue, Customs, fiscal, governmental or local authorities of the United Kingdom or elsewhere and all penalties, charges and interest relating to any claim for taxation, including (without limitation) income tax, the investment income surcharge, corporation tax, capital gains tax, development land tax, rates, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, estate duty, capital transfer tax, inheritance tax, capital duty, the special charge, petroleum revenue tax, poll tax, payments to be made by the Company under the Pay As You Earn system, National Insurance Contributions and any interest penalty or fine in connection therewith;

"the Taxes Act"          means the Income and Corporation Taxes Act 1988;

"the Taxes Act 1970"     means the Income and Corporation Taxes Act 1970;

"the Vendors
Accountants"             means Clark Whitehall Josolyne of Holly House, Spring
                         Gardens Lane, Keighley, West York BD20 6LE

"the Vendors'
Solicitors"              means Hammond Suddards of Empire House, 10 Piccadilly,
                         Bradford BD1 3LR (ref:  SXK/RMS);

"the VATA 1983"          means the Value Added Tax Act 1983;

"the Warranties"         means the warranties set out in Schedule 4 given by
                         the Vendors under sub-clauses 9.1, 9.5 and 9.6;



                              SCHEDULE 3

                            THE DIRECTORS


Name of Director
- ----------------

Howard Thomas Gibson

Joan Gibson


                              SCHEDULE 4

                           THE WARRANTIES


1.        Accuracy of Information

          The facts set out in the recitals B and C and schedules 1 and 3 to this Agreement are true and accurate in all respects.

2.        Ownership of the Shares

          There is no option, right to acquire, right of first refusal, right of pre-emption other than in the Company's articles of association, mortgage, charge, pledge, lien or other form of security or encumbrance on over or affecting any shares in the capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing, and the Vendors are entitled to sell and transfer the full legal and beneficial ownership in the whole of the issued share capital of the Company to the Purchase on the terms set out in this Agreement nor do any Circumstances exist whereby any third party may properly claim entitlement or possession of any of the Shares.

3.        No Subsidiaries, Associations or Branches

3.1       The Company:

3.1.1 is not the holder or beneficial owner of any class of any shares or other securities of any other company (whether incorporated in the United Kingdom or elsewhere);

3.1.2 is not a member of any partnership or other unincorporated association (other than recognised trade associations); and

3.1.3     has no branch or permanent establishment outside the United Kingdom;

3.1.4 does not control (within the meaning of Section 840 Taxes Act) any company.

4.        Corporate Organisation

4.1 The register of members of the Company contains complete and accurate records of the members of the Company from time to time and the Company has not received any notice or application or notice of any intended application for the rectification thereof.

4.2 The statutory books of the Company are written up to date to the day before Completion and share certificates have been properly issued to the Vendors and the Company has recorded in duly signed minutes all resolutions and proceedings which ought to be so recorded.

4.3 All returns, particulars, resolutions and other documents required to be filed with the Registrar of Companies have been filed by the Company and the Company has not materially breached any provisions of the Companies Act 1985.

4.4 The Company has not exercised or purported to exercise or claimed any liens over any of its issued shares and no call on any shares is outstanding and all such shares are fully paid up or credited as fully paid up.

4.5 The Company has not at any time capitalised or agreed to capitalise (in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities) any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

4.6 No person has the right to call for the issue of any share or loan capital of the Company by reason of any conversion rights or under any option or other agreement.

4.7 The copy of the memorandum and articles of association of the Company which is annexed to the Disclosure Letter is true and up to date and incorporates all documents and information required to be annexed thereto or embodied therein and the Company has complied with all the provisions of its memorandum and articles of association and in particular (but without prejudice to the generality of the foregoing) has not entered into any ultra vires transaction.

4.8 As far as the Vendors are aware, all necessary records, deeds, agreements and documents relating to the Company, its assets and its business have been fully, properly and accurately prepared and maintained in accordance with the Companies Act 1985. All such records are in the possession of the Company or under its control.

5.        Accounts

5.1 The Accounts and the audited balance sheet and profit and loss account of the Company for the financial years ended 31st October 1988, 1989 and 1990:

5.1.1 have been prepared in accordance with the Companies Act 1985 and other applicable statutes and regulations and statements of standard accounting practice and show a true and fair view of the affairs of the Company as at the respective dates to which they have been drawn up and of the results of the Company for the accounting reference periods ended on each of those dates and are not affected by any exceptional or extraordinary items; and

5.1.2 fully disclose all income and assets and make provision or reserve or disclosure for all its known liabilities (whether of a capital or income nature and whether or not quantified or disputed) and fully disclose by way of note any known prospective or contingent liability of the Company at the Accounting Date.

5.2       Book Debts

          So far as the Vendors are aware (having made enquiries only of the Company's employees and those responsible for its credit control function) the debts included in the Accounts owed to the Company (except as provided in the bad debt reserve) will be recoverable in full within six months of the date hereof.

5.3 The bases and policies of accounting of the Company adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts for the last three accounting periods.

5.4 There were no commitments of a capital nature outstanding at the Accounting Date (save as disclosed in the Accounts) and since the Accounting Date the Company has not entered into nor agreed to enter into any such commitments in excess of Pounds 500.

6.        Dividends or Distributions

          Other than the dividends referred to in the Disclosure Letter, no dividends or other distributions of profits or management charges or special bonuses have been or will be declared, made or paid by the Company after the Accounting Date and prior to Completion and all dividends or distributions of profits declared, made or paid since the date of incorporation of the Company have been declared, made or paid in accordance with law and its articles of association.

7.        Borrowings

7.1 The total amount borrowed by the Company from its bankers does not exceed its overdraft facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association or in any debenture stock deed or other deed or document executed by it.

7.2 The Company does not have any outstanding loan capital, nor has it factored its debts or borrowed (otherwise than from banks) any money which it has not repaid.

7.3 The Company has not lent any money which has not been repaid to it nor does it own the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

8.        Bank Accounts and Borrowing Facilities

8.1 A statement of all the bank and other money accounts of the Company and of the credit or debit balances thereon as at a date not more than two working days prior to the date hereof has been supplied to the Purchaser and the Company has no other bank or deposit accounts (whether in credit or overdrawn) not included in such statement.

8.2 In relation to such encumbrances (if any) as have been disclosed and in relation to such bank overdraft, borrowing or other financial facilities as are available to the Company:

8.2.1 the Vendors have supplied to the Purchaser full details thereof and true copies of all documents relating thereto;

8.2.2 there has been no contravention or non-compliance with any provision of any such document;

8.2.3 no steps for the enforcement of any encumbrances have been taken or threatened;

8.2.4 there has not been any alteration in the terms and conditions of any of the said arrangements;

8.2.5 the Vendors and the Company have not done anything (including, without limitation, entering into this Agreement) whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced; and

8.2.6 none of the said arrangements is dependent on the guarantee of or on any security provided by the Vendors or a third party.

9.        Tax Provisions

9.1 Full provision or reserve has been made in the Accounts (other than any amount of corporation tax wholly attributable to an increase in the rate of corporation tax made after the date thereof) for all Tax liable to be assessed on the Company or for which it is accountable or which is likely to be claimed in respect of income, profits or gains earned, accrued or received, or deemed to have been earned, accrued or received on or before the Accounting Date or any event or deemed event on or before the Accounting Date including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred Tax in accordance with generally accepted accountancy principles.

9.2       Returns

          The Company has properly and punctually made in all material respects all computations, payments and returns and provided all notices, accounts and information required for Tax purposes and all of such computations, payments and such notices, accounts, information and returns were when made (or subsequently amended) correct and made on a proper basis and none is or is known by the Vendors to be likely to be disputed by the Inland Revenue or any other authority concerned.

9.3       Payment of Tax

          The Company has duly and punctually paid all Tax which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Tax.

9.4       PAYE

          The Company has properly operated the Pay As You Earn system, deducting Tax as required by law from all payments to or treated as made to employees and ex-employees of the Company and accounting to the Inland Revenue for all Tax so deducted and all Tax chargeable on benefit's provided for directors and employees of the Company.

9.5       Payments Under Deduction

          All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company has (if required by law to do so) accounted to the appropriate Tax authorities for the Tax so deducted.

9.6       Group Income

          The Company has at no time been a member of a group of companies (as defined in Section 272 Taxes Act 1970 or Section 29 VATA 1983) nor been owned by a consortium within the meaning of Section 247 (group income) or Section 413(6) (group relief) Taxes Act.

9.7       Advance Corporation Tax

9.7.1 The Disclosure Letter contains particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under Section 240 Taxes Act (setting off company's surplus advance corporation tax against subsidiary's liabilities) and:

9.7.2 the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is now known to be or may become incapable of set off against the Company's present or future anticipated liabilities to corporation tax; and

9.7.3 The Company has not made or received nor purported or agreed to make or receive any surrender of the benefit of advance corporation tax under Section 240 Taxes Act (setting off company's surplus advance corporation tax against subsidiary's liability).

9.7.4     The Company has no surplus advance corporation tax

9.7.5 Section 245 Taxes Act (treatment of Act on change of ownership of company) does not apply to the surplus advance corporation tax of the Company.

9.8       Close Company

          The Company is a close company within the meaning of Section 414 Taxes Act.

9.9       Capital Assets

9.9.1 If each of the Fixed Assets were disposed of for a consideration equal to the book value of that asset in or adopted for the purpose of the Accounts no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1968 or Finance Act 1971 would arise in excess of the deferred tax provision made or to be made in the Completion Accounts.

9.9.2     The Company has not appropriated any capital item to trading stock.

9.9.3 The Company has made no claim under Sections 115, 116 or 111A CGTA 1979 (roll-over relief).

9.9.4 The Company has not made a claim pursuant to Section 21 CGTA 1979 (compensation and insurance money).

9.9.5 No asset owned by the Company is subject to a deemed disposal and re-acquisition under Schedule 5 paragraphs 11, 14 or 16 CGTA 1979 (rules for assets acquired prior to 6th April 1965).

9.9.6 No gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company not being a debt on a security.

9.9.7 The Company has not acquired benefits under any policy of insurance or assurance otherwise than as original beneficial owner.

9.10 The Company is not entitled to any allowable losses (in accordance with the provisions of Section 345(1) Taxes Act (definition of chargeable gains)) to reduce any chargeable gains for corporation tax purposes accruing to the Company upon disposals by the Company which take place at any time after Completion.

9.11      Capital Allowances

          So far as the Vendors are aware (having made no enquiry) the Company has not engaged in any transaction to which Sections 157 and 75 of the Capital Allowances Act 1990 (anti avoidance provisions) applies.

9.12      Transaction not at Arm's Length

          The Company has not disposed of nor acquired any asset in circumstances such that the provisions of Section 29A CGTA 1979 (disposals and acquisitions treated as made at market value) could apply to such disposal or acquisition, nor entered into any transaction at an undervalue (as defined by Section 238 Insolvency Act 1986) or otherwise than by way of bargain at arm's length, nor given a preference (as defined by Section 239 Insolvency Act 1986) nor entered into any material transaction with a connected person (as defined by section 63 Capital Gains Tax Act 1979).

9.13      Trading Losses

9.13.1    There are no trading losses brought forward at the Accounting Date.

9.13.2 Any losses to which the Company claims entitlement in accordance with the provisions of Sections 338 (allowance or charges on income) and 393(9) (certain charges treated as losses) Taxes Act are in respect of payments made wholly and exclusively for the purpose of the trade of the Company.

9.13.3 Within the period of three years ended with the date hereof there has been no major change in the nature or conduct of any trade now carried on by the Company or change of ownership of the Company (within the meaning of Section 768 Taxes Act (disallowance of trading losses)) and the Company has not during that period taken over or acquired a trade or part of a trade hitherto carried on by some other person.

9.13. 4   No trade of the Company has ceased or become small or negligible.

9.13.5 No government investment in the Company has been written-off in circumstances such that Section 48 Finance Act 1981 or Section 400 Taxes Act (restriction of tax losses) will apply.

9.14      Withdrawal of Relief

          The Company is not liable so car as the Vendors are aware to the withdrawal of any form of relief against Tax and there is no information available to the Vendors from which it appears that the Company may be liable to such withdrawal.

9.15      Annual Payments

          All interest, rent, service charges, royalties, annuities and other annual payments paid or payable by the Company under any loan, lease, contract, agreement, covenant or other commitment or arrangement is or are or will be deductible for corporation tax purposes, whether in computing income from a particular source or in computing total profits or otherwise.

9.16      Gifts

          The Company is not liable to be assessed to corporation tax on chargeable gains or to inheritance tax or capital transfer tax as donor or donee of any gift or transferor or transferee of value.

9.17      Distributions

9.17.1 No distribution within the meaning of Sections 209, 210 or 418 Taxes Act (transactions amounting to distributions) has been made by the Company since 5th April 1965, except dividends shown in its audited accounts, nor is the Company bound to make any such distribution.

9.17.2 No security within the meaning of Section 254(l) Taxes Act issued by the Company and outstanding at the date hereof was issued in such circumstances or is of such a character that interest payable thereon falls to be treated as a distribution under Section 209 Taxes Act (transactions amounting to distributions).

9.17.3 The Company has not at any time after the 6th April 1965 repaid or agreed to repay any share capital or otherwise reduced or agreed to reduce its share capital or issued or agreed to issue any share capital or paid up or agreed to pay up any share capital otherwise than by the receipt of new consideration (as defined in Section 254(i) and (5) Taxes Act).

9.18      Payment to Employees

9.18.1 The Company has not made any payment whether gratuitous or otherwise to or provided any benefit for any officer or employee or ex-officer or ex-employee of the Company which is not allowable in full as a deduction in calculating the profits of the Company for taxation purposes.

9.18.2 The Company has not issued any shares in the circumstances described in Section 138 Taxes Act or Section 77(1) Finance Act 1988 (share incentive schemes).

9.19      National Insurance etc.

          The Company has paid all national insurance and graduated pension contributions for which it is liable and has properly accounted for all national insurance contributions deductible out of employees' remuneration and has kept proper books, records, invoices and other documents relating to the same and has available for reference all such records, invoices and other documents.

9.20      Pension Scheme

          The Company is not required to contribute to any pension scheme or insurance scheme and has no outstanding liabilities from any such schemes in place prior to Completion.

9.21      Value Added Tax

9.21.1 The Company has VAT Registration Number 287435621 and has complied with all statutory provisions and regulations relating to value added tax and has not been requested to give security under such legislation and has duly paid or provided for or will in the Completion Accounts provide for all amounts of value added tax for which the Company is liable.

9.21.2 All supplies made by the Company are taxable supplies or are exempt supplies within the applicable de minimis, limits and the Company is not and will not be denied credit for any input tax by reason of the operation of Section 15(l)(b) or (c) VATA 1983 (input tax allowable) and regulations made thereunder.

9.21.3    No supplies have been made to the Company to which the provisions of
          Section 7 VATA 1983 (reverse charge on supplies received from abroad) apply.

9.22      Stamp Duty and Capital Duty

9.22.1 All documents in the enforcement of which the Company may be interested have been properly stamped in accordance with applicable stamp duty legislation.

9.22.2 The Company has complied with the provisions of the Finance Act 1973 relating to capital duty and has duly paid all capital duty which it is liable to pay and has not made any claim for relief or exemption under Section 55 Finance Act 1927, Section 27 Finance Act 1967,
          Schedule 19 Finance Act 1973, Section 78 Finance Act 1985 or Sections 75, 76 or 77 Finance Act 1986 (provisions for relief from stamp and capital duty for companies).

9.22.3    The Company has not made any claim for relief or exemption under
          Section 42 Finance Act 1930 (relief from stamp duty for associated companies).

9.23      Tax Avoidance

          The Company has not been a party to or otherwise involved in any tax avoidance transaction scheme or arrangement whose principal purpose was tax avoidance and which had limited or no commercial benefit.

9.24      Share Capital

          The Company has not since its incorporation purchased or redeemed or agreed to purchase or redeem any of its share capital; or provided any financial assistance or, in breach of the companies Act 1985, agreed (whether contingently or otherwise) to provide any financial assistance for the purchase, subscription or other acquisition of its own shares.

9.25      Overseas Provisions

9.25.1 The Company has never been the equal or beneficial owner or controller (whether directly or indirectly through another company) of any share capital or securities in another company resident outside the UK for UK tax purposes.

9.25.2 The Company has not transferred a trade carried on by it outside the United Kingdom through a branch or agency to a company not resident in the UK for UK tax purposes in such circumstances that a chargeable gain may be deemed to arise at a date after such transfer under Sections 268 or 268A Taxes Act 1970 (postponement of charge on transfer of assets to non-resident company).

9.25.3 The Company does not own and has never owned a material interest in an offshore fund which is or has ever been a non-qualifying offshore fund as defined by Section 760 Taxes Act.

9.26      Corporation Tax Failing on Shareholder

          The Company has not received any capital distribution to which the provisions of Section 346 Taxes Act (recovery of corporation tax from shareholder) could apply.

10.       Trading Matters

10.1      Since the Accounting Date:

10.1.1 the business of the Company has been continued in the ordinary and proper course;

10.1.2 the turnover, the financial and trading position of the Company has not deteriorated;

10.1.3 the average period of credit given. by the Company has not been longer than that shown by the Accounts;

10.1.4 no asset has been acquired by the Company on deferred payment terms in respect of which any part of the purchase price remains outstanding.

10.2      Since the Accounting Date as far as the Vendors are aware:

10.2.1 no supplier of the Company has ceased supplying the Company or substantially reduced its the supplies to the Company; and

10.2.2 no customer of the Company has terminated any contract with the Company or ceased or materially reduced its business with it;

          and to the best of the Vendors' knowledge information and belief (having made no external enquiries) after the date hereof, no supplier or customer will do so.

11.       Licences and Consents

          The Company has all necessary licences (including statutory licences), consents and approvals for the proper carrying on of its business and none of the Vendors knows (having made no enquiries) of any factors that might in any way prejudice the continuance or renewal of any of those licences, consents or approvals and the Company is not restricted by contract from carrying on its present activities in any part of the world.

12.       Material Contracts

12.1 All contracts which are material (which shall mean contracts of kinds referred to in the following sub-paragraph) have been disclosed in the Disclosure Letter.

12.2 The Company is not a party to any contract, transaction, obligation, commitment, arrangement or liability which:

12.2.1    is of an onerous nature; or

12.2.2    is for a fixed term of more than 6 months; or

12.2.3 is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into or undertaken; or

12.2.4 not being for a fixed term is incapable of termination in accordance with its terms by the Company on 60 days' notice or less; or

12.2.5 is known will result in a loss to the Company on completion of performance; or

12.2.6 cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

12.2.7 involves or will involve obligations, expenditure or receipts of an unusual or exceptional nature and not in the ordinary and proper course of the Company's business; or

12.2.8 involves payment by the Company by reference to fluctuations in the index of retail prices published by the Department of Employment or any other similar index; or

12.2.9 requires an aggregate consideration payable by the Company in excess of Pounds 10,000; or

12.2.10 involves the supply of goods the aggregate sale value of which will be in excess of 10 per cent of the turnover for the current financial year of the Company; or

12.2.11 contains currency or commodity renegotiation or re-determination clauses; or

12.2.12 is so far as the Vendors are aware (having made no enquiry) in any way otherwise than in the ordinary and proper course oil the Company's business; or

12.2.13   is in breach of any statutory or delegated legislative provision; or

12.2.14 is a contract by which the obligations of the Company to a party are sub-contracted to a third party.

13.       Other Contracts

13.1      Compliance with the terms of this Agreement does not and will not:

13.1.1 conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:

13.1.1.1  any agreement or instrument to which the Company is now a party; or

13.1.1.2  the Company's memorandum or articles of association; or

13.1.1.3 any loan to or mortgage, guarantee or charge created or entered into by the Company or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of the Company is subject or by which the Company is bound; or

13.1. 2 relieve any other party to a contract with the Company of its obligations thereunder, or enable it to terminate its obligations thereunder; or

13.1.3 result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Company's property or assets.

14.       Outstanding Offers

          Save in the ordinary course of the Company's business no offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

15.       Defective Products

          So far as the Vendors are aware (having made no enquiry), the Company has not prior to the date hereof manufactured or sold products which are or have or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company nor has the Company expressly accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by it.

16.       Other Parties' Defaults

          No person with whom the Company has entered into any contract is known to be in material default thereunder.

17.       Ownership of Assets

17.1 The Company owned at the Accounting Date and (except for current assets subsequently sold or realised in the ordinary and proper course of business) still owns at the date hereof all the assets included in the Accounts and none of such assets is the subject of an agreement for payment on deferred terms or has been acquired by the Company in circumstances which render such asset liable to cancellation or avoidance under any statute or other rule of law.

17.2 The Company has not disposed of or agreed to disclose of, or granted or agreed to grant any option, right of pre-emption or right of first refusal in respect of, or offered for sale, its estate or interest in any of the Fixed Assets.

17.3 None of the property, assets, undertaking, goodwill or uncalled capital of or used by the Company is subject to any debentures, mortgages charges, liens, deposits by way of security, bills of sale, hire purchase, credit or conditional sale or other agreements for payment on deferred terms or any other encumbrance of any nature or any agreement or commitment to give or create any of the foregoing but the same are the sole, unencumbered absolute property or the Company free from encumbrances.

17.4 No charge of any description by the Company has crystallised, nor has any event occurred which, with the passage of time, will or could cause any charge to crystallise, over all or any the assets or property (including, without limitation, the Properties) of the Company.

18.       Plant in Working Order

18.1 The Fixed Assets are, having regard to their values, age and condition, capable, and will (having regard as aforesaid and subject to fair wear and tear) be capable, over the period of time during which they will be written down to a nil value in the accounts of the Company, of doing the work for which they were purchased.

18.2 do not (if correctly used) contravene any law or requirement or restriction having the force of law.

19.       Compliance with-Laws

          As far as the Vendors are aware (having made no enquiry), neither the Company nor any of its officers, agents or employees (during the course of their duties in relation to the Company) has committed or omitted to do any act or thing the commission or omission of which in contravention of any Act, order, regulation, decree, judgment, ruling, law (whether created by statute or otherwise) or the like made in any country by any government, government agency, court or other body giving rise to any fine, penalty, default proceedings or other liability on the part of, or which could have a material adverse effect upon the assets or business of, the Company including, without limitation, such legislation or regulations relating to the administration of companies, employment, health and safety, environmental protection, pollution.

20.       Insurance

          Brief details of all the Company's insurance policies have been disclosed to the Purchaser and all such insurance is currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable and there are no claims outstanding, pending or threatened against the Company by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

21.       No Bonus Schemes

          There are no schemes in operation whereunder any employee of the Company or so far as the Vendors are aware any other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover profits or sales of the Company.

22.       Remuneration of Senior Executives

22.1 Since the Accounting Date no change has been made in the rate of remuneration or the emoluments or pension or other benefits of any director, ex-director or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of Pounds 30,000 per annum) and no change has been made in the terms of the engagement of any director or senior executive of the Company and no additional directors have been appointed.

22.2 No money other than in respect of remuneration or emoluments for employment is payable to or for the benefit of any director or senior executive of the Company.

23.       Contracts of Service Terminable on Three Months' Notice

          All subsisting contracts of service to which the Company is a party are terminable on three months' notice or less without compensation (other than compensation in accordance with the Employment Protection (Consolidation) Act 1978).

24.       Directors

          No person other than the Directors is a director or shadow director of the Company. No director is or has been disqualified from acting as a company director under any rule of law.

25.       Particulars of Employees

          The particulars shown in the schedule of employees annexed to the Disclosure Letter are true and complete and show all remuneration payable and other benefits provided and which the Company is bound to provide (whether now or in the future) together with the dates of birth and commencement of employment with the Company of each officer and employee of the Company.

26.       Future Pay Increases

          The Company is not under any obligation to increase the remuneration of or to make any bonus or incentive payments to any of its employees or officers at any future date.

27.       Social Arrangements

          The company is not a party to (i) any consultancy or management agreements; or (ii) any arrangement or contract with a trade union, or other body representing employees of the Company or any trade Organisation of employers.

28.       Insider Contracts

28.1 There is not outstanding and there has not at any time during the last six years been outstanding any contract or legally binding arrangement to which the Company is a party and in which either of the Vendors or any director or employee of the Company is or has been interested, whether directly or indirectly, and the Company is not a party to, nor have its profits or financial position during such period been affected by, contract or arrangement which is not of an entirely arm's length nature.

28.2 There are no agreements or understandings (whether legally enforceable or not) between (i) the Company and (ii) any person who is a shareholder or the beneficial owner of any interest in the Company or any company in which such a person is interested relating to (a) the management of the Company's business; or (b) the appointment or removal of its directors; or (c) the ownership or transfer of ownership or the letting or possession of any of its assets; or (d) the provision of finance, goods, services or other facilities to or by the Company; or (e) otherwise howsoever relating to the Company or its affairs.

29.       Litigation

29.1 The Company is not engaged in or threatened by any litigation or arbitration proceedings (save for routine debt collection) as plaintiff, defendant or third party.

29.2 The Company is not involved in any industrial or trade dispute or any other dispute regarding any claim with any of its employees or any trade union or trade Organisation and to the best of the knowledge, information and belief of the Vendors there are no facts or circumstances which might give rise to such industrial action or dispute.

29.3 The Company is not a party to any collective agreement, dismissal procedures agreement or union membership agreement whether such agreement is binding in law or not.

30.       Agencies, Licences etc.

          The company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or any restrictive trading or other agreement pursuant to which any part of its business is carried on, or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the word, in such manner as it thinks fit or which in any way infringes, or which has or should have been registered or notified under, the Restrictive Trade Practices Acts, the Monopolies and Mergers Acts, the Fair Trading Act 1973, Articles 85 or 86 Treaty of Rome or any other anti-trust, anti-monopoly or anti-cartel legislation and the Company has not pursued and is not pursuing any course of conduct which -amounts to an anti-competitive practice within the meaning of Section 2(l) Competition Act 1980.

31.       No Disclosure of Trade Secrets

          No disclosure has been made by the Company or the Vendors to any person other than the Purchaser and its advisers of any of the industrial know-how or the financial or trade secrets of the Company save in the ordinary and proper course of business of the Company and upon the Company having secured as far as practicable the confidential nature of any such disclosure.

32.       Know-how Patents etc.

32.1 Full details of all know-how, patents, trade marks (whether registered or not), registered and unregistered designs, or other industrial or commercial monopoly rights used by the Company in its business in the 2 years prior to Completion ("the Intellectual Property Rights") have been disclosed in the Disclosure Letter to the Purchaser's Solicitors

32.2 The Company is the sole registered proprietor and is entitled beneficially to the Intellectual Property Rights and the applications made respectively therefor.

32.3 The Vendors have received no written notice that any goods or articles manufactured by the Company or method or process employed by the Company (or by any licensees under any licence granted by the Company) infringe any patents, trade marks, registered or unregistered designs or other industrial or commercial monopoly rights or rights relating to confidentiality of information of any third party or that any claim has been made against the Company or any such licensee in respect of such infringement.

32.4 Full details of all licence agreements relating to the Intellectual Property Rights confidential information or the like to which the Company is a party (whether as licensor or licensee) have been disclosed to the Purchaser in the Disclosure Letter and all such agreements are valid and subsisting and nothing has been done or omitted to be done by the Company which would enable any such agreement to be terminated or which would in any way constitute a breach of the terms of any such agreement.

33.       Business Names

          The Company does not carry on nor has carried on business under or used a name other than its corporate name.

34.       Fees

          No one is entitled to receive any finders' fee, brokerage or other commission from the Company nor has the Company paid or promised to pay any fees incurred in connection with this transaction.

35.       No Powers of Attorney

          There are no powers of attorney in force given by the Company nor have the directors of the Company given any express or implied authority to any person to act on behalf of or represent the Company.

36.       Investment Grants

          The Company has not done or failed to do any act or thing which could result in all or any part of an investment grant or other similar payment or allowance made or due to be made to it becoming repayable or being forfeited by it and full particulars of all claims by the Company to any investment grant or other similar payment or allowance which have been made during the last 6 years have been disclosed in the Disclosure Letter to the Purchaser.

37.       Guarantees, Joint Ventures etc.

          The Company is not a party to any contract for guarantee, indemnity or suretyship or any partnership, joint venture or consortium agreement.

38.       Properties

          There are no outstanding liabilities or residual obligations under any agreements relating to freehold or leasehold property held by the Company prior to Completion and the Company holds no current interest in any such property.

39.       Environmental Matters

          The Company itself has complied with and the Vendors are aware of no previous breach of any legislation (including regulations, codes of practice, circulars and guidance notes made thereunder) relating to environmental matters, including (but without limitation) waste, contaminated land, discharges to land, ground and surface water and sewers, emissions to air, noise, dangerous, hazardous or toxic substances and materials, nuisance, health and safety and neither the Company nor the Vendors is aware of any action, claims or proceedings (whether actual or potential) nor has any other reason to believe that the Company has or is likely to have any liability in relation to such matters.

40.       Inter-company sales

          The value of inter-company sales between the Company and Aerovac Systems (Keighley) Limited in the periods ended 31 October 1988, 1989 and 1990 have been Pounds 86,316, Pounds 148,970 and Pounds 73,522 respectively.

41.       Shipments

          The Company has shipped goods since the Accounting Date in accordance with normal or requested delivery dates from customers.


                                SCHEDULE 5

                             DEED OF INDEMNITY



THIS DEED is made the [                  ] day of [                    ] 19 [  ]

PARTIES:-

(1)  HOWARD THOMAS GIBSON and JOAN GIBSON (together "the Covenantors");

(2) FLUOROCARBON FABRICATIONS LIMITED ("the Company") incorporated in England with registered number 1306643 whose registered office is at Bradford Road, Sandbeds, Keighley, West Yorkshire; and

(3)  CHEMFAB HOLDINGS U.K. LIMITED ("the Purchaser")

RECITALS:-

This Deed is entered into pursuant to an Agreement of even date herewith ("the Agreement") and made between the Covenantors of the one part and the Purchaser of the other part whereby the Purchaser has agreed to purchase the whole of the issued share capital of the Company.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED AND DECLARED as follows:-

1.        Interpretation

1.1       In this Deed unless the context otherwise requires:

1.1.1 words and expressions defined in the Agreement shall have the same meaning herein and any provisions in the Agreement concerning matters of construction or interpretation shall also apply in this Deed;

1.2 For the purposes of this Deed a payment of Tax shall be deemed to have been made by the Company if a payment of Tax would properly have been made by it but for the utilisation of any losses, allowances, credits, reliefs, deductions or set-offs by the Company for its own benefit (other than losses, allowances, credits, reliefs, deductions or set-offs which relate to any period or arose to the benefit of the Company prior to Completion and without prejudice to the generality of the foregoing, and by way of example only, a payment of Tax shall be deemed to have been made if such a payment would have been made but for the availability to the Company of losses arising after completion and carried back to a period ending on or before that date under the provisions of Section 393(2) Taxes Act (losses other than terminal losses).

1.3 For the purposes of this Deed a payment of Tax deemed to have been made in accordance with the provisions of sub-clause 1.2 hereof shall be deemed to have been made on the date on which such payment of Tax would have been made (assuming that no appeal had been made against the assessment or other notification in respect of any such Tax) but for the availability of the losses, allowances, credits, reliefs, deductions or set-offs concerned.

2.        Indemnity

2.1 The Covenantors (for themselves and their respective estates and personal representatives) hereby jointly and severally covenant with the Purchaser and persons to whom the Purchaser has assigned or may assign the benefit of the Purchaser's rights under this Deed and (as a separate covenant) with the Company that subject as herein and in Clause 10 of the Agreement provided the Covenantors will, as directed by the Purchaser, pay to the Purchaser or to the Company an amount equal to:

2.1.1 any payment of Tax made or hereunder deemed to be made by the Company as a direct or indirect result of any act, omission, event, transaction or series of transactions (excluding the entering into and/or completion of the Agreement or any transactions contemplated thereby) occurring wholly or partly on or before the date hereof

2.1.2 any Tax the right to a repayment of which has been taken into account in the Accounts and which right is lost or cancelled, in whole or in part;

2.1.3 any payment of Tax or deemed payment of Tax by the Company resulting from the receipt by the Purchaser or the Company of any payment under the provisions of this Deed provided that if it shall be finally determined (whether by agreement or on appeal) that any payment ("the original payment") made under this sub-clause is itself liable to Tax such payment shall be increased to such sum as after allowing for Tax or deemed payment of Tax thereon is equal to the original payment; and

2.1.4 any reasonable costs or expenses reasonably incurred by the Company in connection with any such payment or deemed payment of Tax or loss or cancellation of a right to a repayment of Tax as is referred to in sub-clauses 2.1.1, 2.1.2 or 2.1.3 hereof or in connection with any action reasonably taken in avoiding, resisting or settling any such payment or claim for payment or in connection with the recovery of payment from the Covenantors under this Deed, such payment to be made, where the same relates to a payment of Tax by the Company, on the day on which such payment of Tax is due and payable, where the same relates to a deemed payment of Tax, on the date on which such payment is deemed to have been made under the provisions of sub-clause 1.3 hereof and where the same relates to a lost right of repayment under sub-clause 2.1.2 above on the date of notification to the Company that such repayment shall not be made or, if later, the date on which such repayment was due for the purpose of being taken into account in the Accounts.

3.        Interest

          If the Covenantors shall fail to pay any sum due from them hereunder on the due date for payment in accordance herewith the Covenantors shall pay interest thereon from such date until payment in full (after as well as before any judgment) compounded with half yearly rests on 1st January and 1st July of each year such interest being computed at the rate of four per cent per annum above the base rate for the time being of National Westminster Bank plc.

4.        Limitations

4.1 The covenants contained in Clause 2 hereof shall not apply to a payment or deemed payment of Tax:

4.1.1 to the extent to which in calculating the provision for Tax in the Accounts or Completion Accounts an amount was included in respect of that Tax or that payment or discharge of such Tax has specifically been taken into account in the Accounts; or

4.1.2 which arises as a result of transactions in the ordinary course of business since the Accounting Date both before and after the Purchaser has completed the purchase of the Company; or

4.1.3 which arises or to the extent that any such Tax is increased as a result only of an increase in rates of Tax or change in the law relating to Tax made after the date hereof with retrospective effect; or

4.1.4 to the extent that the subject matter of the payment of Tax is disclosed in the Disclosure Letter as a potential tax liability; or

4.1.5 to the extent that the Covenantors are liable to the Purchaser under the Warranties in respect of or arising from the same claim for Tax.

4.1.6 in respect of value added tax and duties relating to supplies made and imports received the liability for which has been incurred in the ordinary course of business of the Company; or

4.1.7 to the extent that such claim would not have arisen but a cessation of trading or change in the nature or conduct of the trade carried on by the Company on or after the date hereof; or

4.1.8 if the Purchaser or the Company fails after due warning to act in accordance with the reasonable instructions of the Covenantors in conducting any dispute in respect of that claim as set out in Clause 5 hereof.

5.        Claims

5.1 If the Purchaser or the Company receives any notice, demand, assessment or other document whereby it appears that the Company may be required to make or suffer an actual or deemed payment of Tax or loss of a right to the repayment of Tax which may result in the Purchaser and/or the Company having a claim against the Covenantors under this Deed (referred to in this clause as a "Tax Claim"), the Purchaser shall give or procure that notice in writing is given to the Covenantors as soon as is reasonably practicable.

5.2. If the Covenantors shall indemnify and secure the Company and the Purchase to their reasonable satisfaction against all losses, costs, interest, damages and expenses which may be incurred thereby the Company shall take such action as the Covenantors may reasonably and promptly by written notice request to avoid, resist, appeal or compromise any Tax Claim.

5.3 If within 30 days of the receipt by them of the aforesaid notice the Covenantors fail to notify the Purchaser in writing of their intention, to request the Company to avoid, resist, appeal or compromise the Tax Claim and fail to indemnify and secure the Company to their satisfaction the Purchaser and the Company shall be free to settle the Tax Claim on such terms as they in their absolute discretion think fit and without prejudice to their rights and remedies under this Deed.

5.4 The Company shall make a repayment to the Covenantors to the extent that and on the date on which the Company receives any repayment of any amount paid in respect of any claim for Tax pursuant to this Deed.

5.5 For the purpose of this Deed the Company shall be deemed to receive a payment for any Tax:-

          (a)  on the date on which the Company receives a repayment of Tax; or

          (b) if and when the Company would have received such a repayment but for a liability to any Tax in respect of which the Company is not entitled to be indemnified hereunder

5.6 Upon making any repayment to the Covenantors pursuant to this Deed the Company shall also pay to the Covenantors any repayment supplement pursuant to Section 825 of the Taxes Act 1988 attributable to that repayment and any interest (less tax) awarded in respect thereof.

6.        Miscellaneous

6.1 The Purchaser or the Company may release or compromise in whole or in part the liability of either of the Covenantors under this Deed or grant any time or other indulgence but any such release, compromise or grant shall not affect the liability of the other of the Covenantor.

6.2. This Deed shall be governed by and construed in accordance with English law.

6.3 This Deed shall not be assignable without the consent of all parties save that the Purchaser shall be entitled to assign. this Deed to an associated company of the Purchaser without consent and to any other party with the consent of the Covenantors (not to be unreasonably withheld).

6.4 A claim may only be made pursuant to this Deed by the Company to the extent that the Purchaser (or its lawful assigns) shall not be entitled to make a full and effective recovery from the Vendors or either of them in respect of that claim.

7.        Notices

7.1 Any notice or other document to be given hereunder may be delivered or sent by first class recorded delivery post or telex to the party to be served at that party's address appearing in this Deed or at such other address as that party shall notify in accordance herewith. Any such notice or document shall be deemed to have been served:

7.2       if delivered, at the time of delivery; or

7.3 if posted, at the expiration of 48 hours after the envelope containing the same shall have been put into the post; or

7.4 if sent by telex at the expiration of 12 hours after the same shall have been despatched.

          In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted as prepaid first class recorded delivery letter or that the telex was properly addressed and despatched as the case may be.

IN WITNESS whereof the parties hereto have executed this Deed the day and year first above written.


                                 SCHEDULE 6

                               FIXED ASSETS



Item                      Description                       Agreed Value
                                                            (Pounds stg)
- ----                      -----------                       ------------

1.                        Rule dies for cut shapes                400

2.                        Heat sealing press                    1,000

3.                        Heat sealing bar                        150

4.                        5 of fusion irons                       500

5.                        Clipper joint press                   1,972

6.                        Hayssen belt punch                      200

7.                        Heat sealing bar (cantilevered)          80

8.                        Press and bar controllers               246

9.                        Car BX19 Citroen                      7,962
                                                            ---------

                                          TOTAL         Pounds 12,610